EXHIBIT 99.1

Matritech Reports Record Revenues for Fourth Quarter and 2005

NMP22® BladderChek® Test Revenues Increase 72% for Year

NEWTON, Mass. —February 7, 2006 - Matritech (Amex: MZT), a leading developer and marketer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the fourth quarter and fiscal year ended December 31, 2005. Revenues from sales of the NMP22® BladderChek® Test in 2005 increased 72% over those reported in 2004, and achieved previously issued 2005 guidance.

David L. Corbet, Matritech’s President and COO remarked, “Recognition by preeminent urologists of the clinical benefits the NMP22® BladderChek® Test contributed to the impressive sales growth of this product during 2005. During the past 12 months, the BladderChek® Test was featured in two major studies published in the Journal of the American Medical Association (JAMA) and three new CME (Continuing Medical Education) programs - two initiated by the University of Pennsylvania and one by the American Urological Association (AUA). Our objective of establishing the NMP22® BladderChek® Test as a standard of care has been significantly advanced by these and other positive articles and presentations. During 2006, we expect there will be additional presentations demonstrating the clinical benefits of the NMP22® BladderChek® Test. We intend to continue to make use of all these endorsements of the effectiveness of the BladderChek® Test to increase product usage by urologists as well as begin promoting the NMP22® BladderChek® Test to other physician groups in the U.S.”

Revenues for the fourth quarter of 2005 were $2,818,000 compared with $2,432,000 for the fourth quarter of 2004, an increase of 16%. Revenue recognized from sales of the NMP22® BladderChek® Test increased 38% during the quarter to $2,254,000 compared to $1,632,000 in the fourth quarter of 2004. Overall product sales for the fourth quarter of 2005 were $2,776,000 compared with $2,382,000 for the fourth quarter of 2004. NMP22® BladderChek® Test sales accounted for approximately 90% of sales in the NMP22® product line.

The Company reported a loss from operations of $1,795,000 for the fourth quarter of 2005 compared with a loss from operations of $1,853,000 for the same period in 2004. This 3% decrease was mainly the result of increased sales of NMP22® BladderChek® Test. The Company reported a net loss of $2,218,000 or $0.05 per share for the fourth quarter of 2005, compared with a loss of $2,490,000 or $0.06 per share for the same period in 2004.

Revenues for the year ended December 31, 2005 were $10,415,000 compared with $7,483,000 for the year ended December 31, 2004, an increase of 39%. Revenue recognized from the sales of the NMP22® BladderChek® Test increased 72% during the year 2005 to $7,686,000 as compared with $4,466,000 in 2004. Overall product sales for 2005 were $10,290,000 compared to $7,275,000 for the year 2004.

The Company reported a loss from operations of $7,730,000 for the year ended December 31, 2005 compared with a loss of $8,368,000 for the year 2004. The Company reported a net loss attributable to common shareholders of $9,492,000 or $0.21 per share for year ended December 31, 2005 compared with a net loss of $11,123,000 or $0.27 per share for 2004. The reported net loss attributable to common shareholders for 2005 includes a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005 offset by a non-cash gain of $1,900,000 related to changes in the market value of the warrants issued in the financing.

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “The NMP22® BladderChek® Test continues to be the driving force of increased revenues. In the first quarter of 2005 we provided financial guidance saying that we expected the increase in the 2005 BladderChek® Test revenues to exceed the increase in 2004. We are pleased to announce today that our sales forces were successful in attaining that objective.”

In commenting further, Mr. Chubb stated, “In addition to these significant product sales accomplishments, 2005 was a year of progress in the development of other NMP-based cancer tests as well. We are encouraged by the progress in the development of tests for cervical and breast cancers. Our scientists continued the optimization of immunoassays for the NMP66™ breast cancer marker, directed toward completion of a serum-based test for breast cancer. Our goal is to utilize such an optimized assay to test blood specimens prior to submission to the FDA. Our partnership with Sysmex Corporation continues in cervical cancer for the development of an automated test for the routine evaluation of cervical specimens using our proprietary NMP179® tumor marker. Sysmex has announced that it expects to launch its automated testing system in 2007.”

“In January 2006, we announced the completion of a $7 million private placement. We intend to use these funds for NMP66 product development as well as to support selling and marketing programs for strengthening our bladder cancer detection franchise.”

Mr. Chubb also said that 2006 product revenue is expected to grow to $14-15 million, and the Company recently announced it has sold over one million NMP22® BladderChek® Tests.

Review of 2005 and Recent Business Highlights

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The NMP22® BladderChek® Test was the subject of two articles published in less than a year in the Journal of the American Medical Association reporting the BladderChek® Test increased the detection of bladder cancer in both the diagnosis of the disease and the monitoring of its recurrence.

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A clinical study published in the January 18, 2006 issue of JAMA found the NMP22® BladderChek® Test significantly increased detection of recurrent bladder cancer, finding 99% of the malignancies when used with cystoscopy. The NMP22® BladderChek® Test also detected four times as many malignancies as cytology, a traditional laboratory based urine test; the NMP22® BladderChek® Test was positive for 8 of 9 cancers not seen by cystoscopy, including seven tumors that were aggressive or advanced.

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This study confirmed the findings of a previous study also published in JAMA, in February, 2005 in which NMP22® BladderChek® Test combined with cystoscopy detected more cancers than cystoscopy alone in diagnosing cancer, including life threatening cancers. The NMP22® BladderChek® Test also detected significantly more malignancies than cytology.

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An improved method of detecting the NMP66TM nuclear matrix protein complex in serum from women with breast cancer using an anti-sense affinity capture (AAC) procedure was reported in a poster session during the 2005 San Antonio Breast Cancer Symposium (SABCS) in San Antonio, Texas. Matritech scientists are testing additional samples using the combination of the AAC-concentration method and the NMP66TM immunoassay.

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The NMP22® BladderChek® Test was reported in USA Weekend Magazine as a “new tool for early detection of bladder cancer (that) was more than three times as accurate as conventional lab tests.” The magazine is in print each weekend to more than 500 newspapers reaching an estimated 51.5 million readers according to its publisher.

Other business highlights include:

•	The NMP22® BladderChek® Test was featured in peer-reviewed publications, scientific sessions, and CME curricula, reflecting the increasing adoption of it by urologists worldwide.

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Giora Katz, M.D., a urologist with the Lake City Veterans’ Hospital in Lake City, Florida, reported that in an analysis of NMP22® BladderChek® Test results for symptomatic patients at veterans hospitals as well as at community and academic medical centers, military veterans with blood in their urine had twice the incidence of bladder cancer as patients at other sites. The NMP22® BladderChek® Test detected three times more cases of bladder cancer in symptomatic patients than the traditional laboratory test, cytology.

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The NMP22® BladderChek® Test was the subject of four presentations during the May 21-26, 2005 annual meeting of the American Urological Association (AUA). One of these was an independent report citing the cost effectiveness of the NMP22® BladderChek® Test in detecting bladder cancer, by Dr. Yair Lotan of the University of Texas Southwestern Medical Center. He reported that the cost per cancer detected using the NMP22® BladderChek® Test for screening is comparable or less than costs per cancer found by currently accepted cancer screening programs using mammography, PSA, and colonoscopy.

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A review of the NMP22® BladderChek® Test was published by the journal Contemporary Urology, in a special supplement entitled, “Diagnosis of Bladder Cancer Using a Point-of-Care Proteomic Assay (NMP22® BladderChek®): A Multicenter Study,” which elaborated on a podium session presented by Dr. Giora Katz at the 2005 annual meeting of the American Urological Association.

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The NMP22® BladderChek® Test is included in a growing group of medical education programs. A CME program sponsored by the AUA (American Urological Association Education and Research, Inc.), on bladder cancer included for the first time the NMP22® BladderChek® Test as part of the curriculum; the University of Pennsylvania Teaching Briefs developed two CME programs on NMP22® BladderChek® Test, one on its use in early diagnosis (February, 2005) and one on its use in monitoring for recurrent bladder cancer (January 2006); and an accredited educational program sponsored by the Society of Urologic Nurses Association (SUNA).

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A published report in Europe, Business Briefing: European Oncology Review 2005 indicated “NMP22® BladderChek® test in combination with cystoscopy improves the performance of cystoscopy. At every stage of the disease, NMP22 BladderChek provides a higher sensitivity for the detection of bladder cancer than cytology. [and] While cystoscopy is macroscopic, [sic] NMP22 BladderChek provides a molecular view of the complete urinary tract.”

•	The NMP22® BladderChek® Test has also been receiving widespread media attention, and key urologists have been interviewed on its clinical utility, some news items include:

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In a news item printed by Forbes after the January 2006 JAMA article appeared, Dr. Michael A. Palese, director of minimally invasive urology at Mount Sinai Medical Center in New York commented, “This is real evidence that there is a benefit to using NMP22 plus cystoscopy. This study should help the test gain more widespread use, in combination with cystoscopy. It's easier in that you can do it in a physician's office … and you can get an answer right away, as opposed to sending the cytology test to a lab. In addition, cytology tests are more likely to come back positive when the cancer is high-grade, and it's more useful to find recurrent bladder cancer when it's low-grade and can be more easily treated,” Palese pointed out. The NMP22 test is also used as a diagnostic tool to see if people have first-time bladder cancer and performs better than cytology, Dr. H. Barton Grossman, deputy chairman of the department of urology at M.D. Anderson Cancer Center in Houston added.

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WebMD quoted Dr. Barry Stein, a professor of urology at Brown Medical School and surgeon-in-chief of urology at Rhode Island Hospital in Providence, R.I., as saying “This is good news for patients. If you have been treated for bladder cancer and are being monitored for recurrence, the accuracy of your diagnosis is extremely important.”

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The U.S. Patent and Trademark Office issued the Company U.S. Patent No. 6,936,424 covering methods of using the NMP66™ protein marker for the detection of breast cancer. The scheduled expiration date of this patent is the year 2020. This most recent patent issuance brings the number of U.S. patents owned or exclusively licensed to Matritech to 21. Matritech's patent portfolio also includes numerous foreign patents issued in Europe, Japan, and Canada.

•	In March 2005, the company completed a financing, resulting in gross proceeds of $5.9 million from the sale of preferred stock and warrants.

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In January 2006, the company closed a $7.0 million private placement of 15% Secured Convertible Promissory Notes maturing January 13, 2009. The financing was led by current investor SDS Capital Group SPC, Ltd. who was joined by H&Q Life Science Investors along with other current investors.

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Matritech was named one of New England's fastest growing technology companies in Deloitte's Technology Fast 50 Program. The Company's growth is attributable to NMP22® BladderChek® Test Sales. Additionally, Matritech was ranked by Deloitte as one of the 500 Fastest Growing Tech Companies in North America.

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The NMP22® BladderChek® Test received marketing approval from the Japanese Ministry of Health, Labor and Welfare. Matritech's Japanese distributor, Medical & Biological Labs. Co., Ltd. (MBL) began sales and distribution.

•	Legislation proposing the annual testing of fire fighters for bladder cancer passed the Massachusetts House. Similar legislation has been filed in New York state and Rhode Island.

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Firefighters in Everett, Cambridge, and Malden, Massachusetts have been voluntarily tested for bladder cancer with the BladderChek Test as part of a program sponsored jointly by the community and the local firefighters’ union.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, February 7, 2006 to discuss the results of operations for the fourth quarter and the fiscal year and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site. The conference call may be accessed by dialing 866-362-4832 for domestic callers and 617-597-5364 for international callers. The participant passcode is 31221329.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and the NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22® BladderChek® Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and the NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company's expectations regarding future sales of the Company’s products, current and future products and business prospects are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
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Contact for Matritech:
Kathleen O'Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$2,818,192	$2,432,034	$10,415,470	$7,483,095

Cost of sales	837,886	797,914	3,085,465	2,579,581
Research, development and clinical expense	681,465	658,273	2,862,744	2,726,030
Selling, general and administrative expense	3,093,824	2,828,577	12,196,962	10,545,268

Loss from operations	(1,794,983)	(1,852,730)	(7,729,701)	(8,367,784)

Interest income	19,307	24,402	120,051	97,741
Interest expense	442,339	661,483	2,215,102	2,853,112
Mark to market adjustment from warrants	--	--	1,899,698	--
Gain on sale of fixed assets	--	--	60,091	--

Net loss	$(2,218,015)	$(2,489,811)	$(7,864,963)	$(11,123,155)

Beneficial conversion feature	--	--	$(1,627,232)	--

Net loss attributable to common shareholders	$(2,218,015)	$(2,489,811)	$(9,492,195)	$(11,123,155)

Basic/diluted
net loss per share	$(0.05)	$(0.06)	$(0.21)	$(0.27)

Basic/diluted
weighted average
number of common
shares outstanding	46,951,793	42,405,837	45,002,662	40,686,755

	December 31,	December 31,
	2005	2004

Cash & cash equivalents	$1,789,792	$4,906,178
Working capital	1,643,438	3,179,745
Total assets	5,627,984	8,245,996
Long-term debt (a)	9,979	377,770
Series A convertible preferred stock	729,495	--
Stockholders' equity	1,353,744	3,394,912

(a) At December 31, 2005 and 2004 the face value of our current and long-term debt was $792,781 and $3,103,991 and the carrying value was $658,521 and $1,782,191, respectively.